Exhibit 99(A)(1)

INDEPENDENT AUDITORS’ REPORT

Audit Committee and
Board of Directors
Monticello Bancshares, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Monticello Bancshares, Inc. and Subsidiaries (the “Company”), as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2006 and 2005, and the consolidated results of its operations, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Stevens, Powell & Company, P.A.

Jacksonville, Florida
March 30, 2007

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2006 AND 2005

	2006	2005
	(Dollars in thousands)

ASSETS
Cash and due from banks	$913	$1,018
Interest-earning deposits in Federal Home Loan Bank	4,375	11,213

Cash and cash equivalents	5,288	12,231

Investment securities held-to-maturity, at amortized cost (fair value of $8,064 in 2006 and $8,108 in 2005)	8,067	8,081
Loans held-for-sale, net	11,358	41,915
Loans held-for-investment, net	192,873	152,091
Accrued interest receivable	1,314	1,386
Premises and equipment, net	3,748	3,947
Other real estate owned	1,576	1,082
Federal Home Loan Bank stock, at cost	2,496	1,652
Goodwill	112	112
Prepaid expenses and other assets	1,170	1,452

Total	$228,002	$223,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand deposits	$10,327	$11,260
Interest-bearing deposits	145,265	163,007

Total deposits	155,592	174,267
Short-term borrowings	17,200	—
Long-term debt and other borrowings	34,248	28,093
Accrued interest payable	222	174
Advances from borrowers for taxes and insurance	355	253
Other liabilities and accrued expenses	300	605

Total liabilities	207,917	203,392

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock (par value of $1.00 per share), 1,000,000 shares authorized; issued and outstanding 2,880 in 2006 and 2005	3	3
Additional paid-in capital	16,139	16,139
Retained earnings	3,943	4,415

Total stockholders’ equity	20,085	20,557

Total	$228,002	$223,949

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
	(Dollars in thousands, except per share data)

Interest and dividend income:
Loans, including fees	$14,818	$13,533	$9,998
Investment securities	321	280	243
Dividend income	121	58	41
Other	373	267	27

Total interest and dividend income	15,633	14,138	10,309

Interest expense:
Deposits	6,515	5,372	3,585
Short-term borrowings	316	33	—
Long-term debt and other borrowings	1,261	883	505

Total interest expense	8,092	6,288	4,090

Net interest income	7,541	7,850	6,219
Provision for losses on loans held-for-investment	390	1,313	1,177

Net income after provision for losses on loans	7,151	6,537	5,042

Noninterest income:
Net gains from sale of loans, net of provisions for derivative loan commitments	815	2,070	2,492
Miscellaneous fees and service charges	1,603	1,731	3,087
Loan servicing fees, net	226	190	101
Net gains on sales of other real estate owned	26	62	—
Other	13	10	124

Total noninterest income	2,683	4,063	5,804

Noninterest expense:
Salaries and employee benefits	4,394	4,531	3,900
Occupancy and equipment	1,087	945	924
Marketing, professional, and legal fees	407	314	188
Loan underwriting and preparation fees	304	393	393
Loan servicing fees	204	209	128
Telephone	181	186	167
Regulatory fees and insurance premiums	185	175	119
Other operating expenses	817	878	663

Total noninterest expenses	7,579	7,631	6,482

Income before income taxes	2,255	2,969	4,364
Provision for income taxes	103	81	54

Net income	$2,152	$2,888	$4,310

Earnings per share, Basic and diluted	$747.12	$1,028.25	$1,679.09

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
	(Dollars in thousands)

OPERATING ACTIVITIES
Net income	$2,152	$2,888	$4,310
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	325	309	303
Amortization of deferred loan (fees) costs, net	46	134	(41)
Provision for losses on loans and valuation allowance for derivative loan commitments	459	1,411	1,177
Net premium amortization and discount accretion	14	38	24
Net gains on sales of other real estate owned	(26)	(62)	—
Net gains from sale of loans	(815)	(2,070)	(2,492)
Proceeds from sale of loans held-for-sale and participations	212,120	237,510	208,347
Originations of loans held-for-sale	(180,817)	(265,033)	(192,125)
Changes in operating assets and liabilities:
Accrued interest receivable	72	(205)	(599)
Accrued interest payable	48	123	70
Prepaid expenses and other assets	282	145	(1,008)
Other liabilities and accrued expenses	(305)	(1,317)	1,361

Net cash provided (used) by operating activities	33,555	(26,129)	19,327

INVESTING ACTIVITIES
Net (increase) decrease in loans held-for-investment	(39,126)	25,471	(91,667)
Purchase of investment securities	—	—	(8,130)
Purchase of premises and equipment, net	(126)	(270)	(162)
Purchase of Federal Home Loan Bank stock	(844)	(680)	(456)
Purchase of other real estate owned	—	—	(443)
Proceeds from sales of other real estate owned	395	496	59

Net cash provided (used) by investing activities	(39,701)	25,017	(100,799)

FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(18,675)	(1,990)	54,786
Net increase (decrease) in advance payments by borrowers	102	191	(129)
Net increase in short-term borrowings	17,200	—	—
Net increase in long-term debt and other borrowings	3,200	10,000	13,000
Proceeds from issuance of stock	—	4,694	—
Retirement of stock	—	—	(47)
Dividends paid	(2,624)	(2,907)	(850)

Net cash provided (used) by financing activities	(797)	9,988	66,760

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,943)	8,876	(14,712)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,231	3,355	18,067

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,288	$12,231	$3,355

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash received during the year for interest and dividends	$15,127	$13,554	$9,160

Cash paid during the year for interest	$7,940	$6,159	$4,160

Cash paid during the year for income taxes	$91	$40	$38

NONCASH TRANSACTIONS:
Transfer of loans to other real estate owned	$863	$762	$—

Foreclosed real estate financed	$—	$132	$215

Issuance of stock for software development costs	$—	$—	$47

Plan of reorganization	$—	$—	$378

Transfer of loans accounted for as other borrowings	$2,955	$—	$—

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	Common Stock		Additional
	Number	Dollar	Paid-In	Retained
	of Shares	Amount	Capital	Earnings	Total
	(Dollars in thousands)

Balance at December 31, 2003	2,567	$3	$11,776	$642	$12,421
Common stock issued for software development costs	8	—	47	—	47
Treasury stock purchased and cancelled	(8)	—	—	(47)	(47)
Plan of Reorganization	—	—	(378)	379	1
Net income	—	—	—	4,310	4,310
Dividends	—	—	—	(850)	(850)

Balance at December 31, 2004	2,567	3	11,445	4,434	15,882
Stock issued	313	—	4,694	—	4,694
Net income	—	—	—	2,888	2,888
Dividends	—	—	—	(2,907)	(2,907)

Balance at December 31, 2005	2,880	3	16,139	4,415	20,557
Net income	—	—	—	2,152	2,152
Dividends	—	—	—	(2,624)	(2,624)

Balance at December 31, 2006	2,880	$3	$16,139	$3,943	$20,085

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005, AND 2004

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General — Monticello Bancshares, Inc. (the Holding Company) is a bank holding company registered with the Office of Thrift Supervision (OTS) and owns 100% of the outstanding stock of Monticello Bank (Monticello). Monticello is a federally chartered savings bank regulated by the OTS. All deposits are insured by the Federal Deposit Insurance Corporation subject to limitations mandated by Congress.

History — In 1985, First Trust Savings Bank (FTSB) opened in Mandarin, Florida. FTSB changed its name to Monticello Bank in 1995. In February 1996, Monticello’s second branch was opened in Jacksonville Beach, Florida. In January 2001, Monticello completed its acquisition of Mortgage Lion, Inc. (Mortgage Lion), a mortgage banking operation specializing in originating and selling construction and permanent loans secured by first and second mortgages on single family residences. In February 2003, Monticello relocated its Mandarin branch. In March 2003, a group of private investors purchased Monticello. On February 28, 2007, the Holding Company announced a pending merger (see Note 21).

Monticello Insurance and Investments, Inc. (MIII), is a wholly-owned subsidiary, which became active in 2005. The formation of MIII was for the sole purpose of holding certain real estate investments.

Reorganization — On December 6, 2004, Monticello’s stockholders exchanged their common stock for common stock of the Holding Company in a share exchange transaction in which Monticello became a wholly-owned subsidiary of the Holding Company pursuant to an Agreement and Plan of Reorganization. As a result, the 2,567 previously issued shares of common stock of Monticello were exchanged for the 2,567 shares of the common stock of the Holding Company. The Holding Company’s merger with Monticello was accounted for as a reorganization of entities under common control at historical cost, and the financial data for the period presented includes the Holding Company and Monticello. This merger was approved by the OTS on November 23, 2004.

Basis of Presentation — The accompanying consolidated financial statements include the accounts of the Holding Company, Monticello, and its wholly-owned subsidiary, Mortgage Lion (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements and notes are representations of the Company’s management. The Company’s management is responsible for the integrity and objectivity of these financial statements. The accounting policies conform to accounting principles generally accepted in the United States of America and to general practices within the banking and mortgage banking industries.

Competition — Monticello, through its two banking offices, provides a variety of banking services to individuals and businesses located primarily in northeast Florida. Monticello funds its loans primarily by offering time, savings and money market, and demand deposit accounts to both commercial enterprises and individuals. Monticello competes with other banking and financial institutions in its primary markets. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms, may be considered competitors of Monticello with respect to one or more of the services it renders.

Mortgage Lion conducts its mortgage banking operations primarily throughout the southeastern United States of America principally from offices located in Fitzgerald, Georgia. The mortgage banking business is highly competitive and cyclical as it is dependent on national, state, and local economic conditions, including the interest rate environment.

Regulatory Environment — The Company is subject to regulations of certain federal agencies and, accordingly, it is periodically examined by the OTS. As a consequence of the extensive regulation of

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

commercial banking activities, the Company’s business is particularly susceptible to being affected by federal legislation and regulations (See Note 20).

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowances for loan losses, the valuation allowance for derivative loan commitments related to the mortgage banking operations, and the valuation of foreclosed real estate.

The determination of the adequacy of the allowances for losses on loans, the valuation allowance for derivative loan commitments, and the carrying value of foreclosed real estate is based on estimates that may be affected by significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant collateral. While management uses available information to recognize losses on loans, derivative loan commitments, and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary, based on changes in national, state, or local economic conditions. In addition, the OTS, as an integral part of its examination process, periodically reviews the estimated losses on loans, derivative loan commitments, and foreclosed real estate. The OTS (or other federal agencies) may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans, derivative loan commitments, and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Investment Securities — Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are recorded on the trade date and determined on the specific-identification method. At December 31, 2006 and 2005, the Company did not have any material amounts of securities available-for-sale.

Equity securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in noninterest income. During 2006, 2005, and 2004, the Company did not engage in trading securities.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. As of December 31, 2006, no securities were determined to have other than a temporary decline in fair value below cost.

Restricted Stock — Monticello is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta (FHLB), which totaled $2,496,000 and $1,652,000 at December 31, 2006 and 2005, respectively. At December 31, 2006, Monticello has pledged the FHLB stock along with other collateral for advances from the FHLB (see Note 11). Cash dividends on the FHLB stock totaled $115,000 for 2006, $53,000 for 2005, and $41,000 for 2004.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Commitments to Originate and Sell Mortgage Loans — Commitments to originate mortgage loans that will be held for resale, which are referred to as derivative loan commitments, are derivatives that must be accounted for at fair value on the balance sheet by the issuer. All loan sales agreements, including both mandatory-delivery and best-efforts contracts, must be evaluated by both the seller and the purchaser to determine whether the agreements meet the definition of a derivative under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. Financial institutions must also account for loan sales agreements that meet the definition of a derivative, which are referred to as forward loan sales commitments, at fair value on the balance sheet.

The Company has accounted for the fair value of these derivative loan commitments through the establishment of a valuation allowance charged to operating expenses that totaled $424,000, $382,000, and $213,000 at December 31, 2006, 2005, and 2004, respectively (see Note 3). The Company’s risks have further been mitigated through a hedging strategy as more fully explained at Note 19.

Loans Held-for-Sale — Residential loans held-for-sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current investor yield requirements. Gains and losses resulting from sales of residential mortgage loans are recognized when the Company funds a loan and has a commitment from the purchaser.

Loans Held-for-Investment — Loans are stated at the principal amount outstanding, adjusted for premiums and discounts. Interest on loans is recognized primarily on the accrual basis. Nonrefundable loan fees and certain loan origination costs are being amortized over the commitment period and/or the term of the loan to the extent loan fees materially exceed loan origination costs.

Interest income on loans is accounted for on the accrual basis. Generally, the Company’s policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

The Company has adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan (SFAS 114), which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

Under SFAS 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan’s original effective rate of interest. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for loan losses charged to operating expenses.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Loan Losses — The provision for loan losses charged to operating expenses is based upon management’s judgment of the adequacy of the allowance giving consideration to its loan loss experience and an evaluation of the current loan portfolio.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb loan losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

Valuation Allowance for Derivative Loan Commitments — Mortgage Lion recognizes a charge against earnings for risks associated with the mortgage banking operations, which includes pricing adjustments and potential losses not fully mitigated in its hedging strategy (see Note 19).

Foreclosed Assets — Assets acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the foreclosed asset is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from the holding of foreclosed assets and changes in the valuation allowance are included in loss on foreclosed assets, if material. The Company includes foreclosed assets secured by real estate in the financial statement caption, Other Real Estate Owned.

Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations, and the expenditures for major replacements and betterments are added to the property and equipment accounts. The cost and accumulated depreciation of the property and equipment retired or sold are eliminated from the property accounts at the time of retirement or sale, and the resulting gain or loss is reflected in current operations.

Advertising Expense — Advertising costs are expensed as incurred. Advertising costs charged to expense amounted to $17,000, $41,000, and $15,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

Goodwill — The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. The standard provides that goodwill and other intangible assets with indefinite lives are no longer to be amortized. These assets are to be reviewed for impairment annually or more frequently if impairment indicators are present. Separable intangible assets that have finite lives will continue to be amortized over their useful lives. The Company has recorded intangible assets (goodwill) of $112,000, resulting from its acquisition of Mortgage Lion in 2001. In management’s opinion, there has been no impairment of the carrying value of goodwill.

Long-Lived Assets — Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Certain long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Income Taxes — Effective July 1, 2003, the Company’s stockholders elected “S” status under provisions of the Internal Revenue Code, and the Company has obtained Qualified Subchapter S Subsidiary status for Mortgage Lion. The stockholders of an S Corporation report their respective share of income or loss on their personal tax returns. The Company was subject to a recapture tax in the amount of $156,000 on the loan loss reserves that existed at June 30, 2003, for tax purposes, of which $39,000 was paid for the six months ended

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, and the remaining $117,000 was to be spread over the next three years under current rules. At December 31, 2006, the recapture tax was fully paid. The Company may also be subject to corporate tax for a period of ten years from July 1, 2003, on any built-in gains it had at the time of the S election. The Company continues to pay state income taxes for its Mortgage Lion operations in Georgia.

Computation of Per Share Earnings — Basic earnings per share (EPS) amounts are computed by dividing net income by the weighted average number of common shares outstanding of 2,880, 2,809, and 2,567, respectively, for the years ended December 31, 2006, 2005, and 2004. Diluted EPS are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The Company has no dilutive potential shares outstanding for 2006, 2005, or 2004.

Interest Rate Risk — The Company’s asset base is exposed to risk including the risk resulting from changes in interest rates and changes in the timing of cash flows. The Company monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company’s management has considered the effect of significant increases and decreases in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets as planned. However, the Company is exposed to significant market risk in the event of significant and prolonged interest rate changes (see Note 19).

Off-Balance Sheet Instruments — In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters-of-credit. Such financial instruments are recorded in the financial statements when they become payable.

Transfers of Financial Assets — Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity (see Note 11).

Employee Benefits — Pension costs are charged to salaries and employee benefits expense when accrued.

Statements of Cash Flows — For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, clearings and exchanges, due from correspondent banks, and interest bearing deposits in depository institutions with original terms of maturity of less than ninety days.

Monticello is required by law or regulation to maintain cash reserves with the Federal Reserve Bank. The reserve balance at December 31, 2006 and 2005, was approximately $68,000 and $71,000, respectively.

Financial Reporting — Comprehensive Income — Generally accepted accounting principles require an entity to report its change in equity during the period from transactions and events other than those resulting from investments by and distributions to owners. All items that are recognized as comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any material amounts of comprehensive income other than those already shown in the Statements of Operations; therefore, a separate statement of comprehensive income is not included with these financial statements.

Implementation of New Accounting Standards — In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing Financial Assets, an amendment of SFAS No. 140 (SFAS 156). This statement amends SFAS 140 to require that all separately recognized servicing assets and liabilities be initially measured at fair value, if practical. The effective date of this statement is as of the beginning of its first fiscal year that begins after September 15, 2006; however, early adoption is permitted as of the beginning of any fiscal year, provided the entity has not issued financial statements for the interim

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period. The initial recognition and measurement of servicing assets and servicing liabilities are required to be applied prospectively to transactions occurring after the effective date. The adoption of SFAS 156 is not expected to materially impact the Company’s financial position, results of operations, or liquidity.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 for the year beginning January 1, 2007. The adoption of FIN 48 is not expected to materially impact the Company’s financial position, results of operations, or liquidity.

In September, 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. In developing this statement, the FASB considered the need for increased consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to materially impact the Company’s financial position, results of operations, or liquidity.

In September 2006, the FASB reached a consensus on EITF No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.  The Task Force addressed the issue of how an employer should account for the deferred compensation or postretirement or postemployment benefit aspects of a split-dollar life insurance arrangement that is, in substance, an endorsement type of policy. The Task Force believes that an employer should recognize a liability for future benefits in accordance with SFAS 106 (if, in substance, a postretirement benefit plan exists) or APB Opinion 12 (if the arrangement is, in substance, an individual deferred compensation contract) based on the substantive agreement with the employee. For example, if the employer has effectively agreed to maintain a life insurance policy during the employee’s retirement, the cost of the insurance policy during postretirement periods should be accrued in accordance with either SFAS 106 or APB Opinion 12. Similarly, if the employer has effectively agreed to provide the employee with a death benefit, the employer should accrue, over the service period, a liability for the actuarial present value of the future death benefit as of the employee’s expected retirement date, in accordance with either SFAS 106 or APB Opinion 12. This consensus is to be applied to fiscal years beginning after December 15, 2007, with earlier application permitted. The Company has not completed its evaluation of this EITF; however, the initial assessment is that adoption will not materially impact its financial position, results of operations, or liquidity.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company has not completed its evaluation of this statement; however, the initial assessment is that adoption will not materially impact its financial position, results of operations, or liquidity.

Reclassifications — Certain amounts in the consolidated financial statements have been reclassified from previously issued audited financial statements to conform to the classifications used for this filing. These reclassifications did not change reported net income for any period previously presented.

NOTE 2 — INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities at December 31, 2006 and 2005, follow (dollars in thousands):

	December 31, 2006				December 31, 2005
		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Held-to-maturity
State, county and municipal bonds	$8,053	$25	$28	$8,050	$8,067	$53	$26	$8,094
Common stock	14	—	—	14	14	—	—	14

Total investment securities	$8,067	$25	$28	$8,064	$8,081	$53	$26	$8,108

Management evaluates securities for other-than-temporary impairment at least on a monthly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2006, the debt securities with gross unrealized losses have depreciated 0.8% from the Company’s amortized cost basis. All of these securities are guaranteed by state and local governments.

These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government, its agencies, or other governments, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following information pertains to securities with gross unrealized losses at December 31, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross		Total
	Unrealized		Unrealized		Unrealized	Total
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

December 31, 2006:
Securities held-to-maturity:
State, county, and municipal bonds	$(5)	$631	$(23)	$2,654	$(28)	$3,285

December 31, 2005:
Securities held-to-maturity:
State, county, and municipal bonds	$(1)	$226	$(25)	$2,810	$(26)	$3,036

During 2006, 2005, and 2004, the Company had no sales of investment securities.

The cost and estimated fair value of debt and equity securities at December 31, 2006, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands).

	Securities Held-to-Maturity
	Amortized	Fair
	Cost	Value

Due in one to five years	$233	$230
Due in five to ten years	1,167	1,166
Due in ten years or more	6,667	6,668

	$8,067	$8,064

NOTE 3 — LOANS HELD-FOR-SALE

Loans held-for-sale include residential real estate loans originated principally through the mortgage banking operations of Mortgage Lion and held by the Company pending transfer to investors with take-out commitments. These loans are carried at cost, which is lower than market, and adjusted for management’s estimate of the valuation allowance for derivative loan commitments associated with transfers of loans held-for-sale. A summary of loans held-for-sale at December 31, 2006 and 2005, follows (dollars in thousands):

	2006	2005

Loans held-for-sale	$11,782	$42,297
Valuation allowance for derivative loan commitments	(424)	(382)

Loans held-for-sale, net	$11,358	$41,915

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in the valuation allowance for derivative loan commitments associated with transfers of loans held-for-sale for the years ended December 31, 2006, 2005, and 2004, follows (dollars in thousands):

	2006	2005	2004

Balance, beginning	$382	$213	$269
Charge-offs	(44)	(157)	(56)
Recoveries	17	228	—
Provision to valuation allowance	69	98	—

Balance, ending	$424	$382	$213

A summary of selected financial statement data for the mortgage banking operations follows (dollars in thousands):

	For the Year Ended December 31,
	2006	2005	2004

Consolidated Statements of Operations:
Net gains from sale of loans before provision	$884	$2,168	$2,492
Provision to valuation allowance for derivative loan commitments	(69)	(98)	—

Net gains from sale of loans	815	2,070	2,492
Loan servicing for income	226	190	101
Loan servicing fees	(204)	(209)	(128)

Total income from mortgage banking operations	$837	$2,051	$2,465

	At December 31,
	2006	2005

Consolidated Statements of Financial Condition (included in prepaid expenses and other assets):
Purchased mortgage servicing rights	$190	$518
Accounts receivable from investors	2	30
Sold loan servicing asset	259	359
Sold loan interest-only strips	3	3

	$454	$910

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 — LOANS HELD-FOR-INVESTMENT

A summary of loans receivable at December 31, 2006 and 2005, follows (dollars in thousands):

	2006	2005

Residential real estate — 1-4 family	$119,007	$98,923
Residential real estate — multi-family	5,542	2,368
Nonresidential real estate	42,230	26,411
Commercial loans	25,259	23,624
Consumer and other loans	2,259	2,470

Total	194,297	153,796
Deferred loan fees, net	545	214
Allowance for loan losses	(1,969)	(1,919)

Loans held-for-investment, net	$192,873	$152,091

Lending efforts have historically focused on 1-4 family and multi-family residential real estate loans (including construction loans) in northeastern Florida and the southeastern United States of America. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, unless the loan includes mortgage insurance written by a private mortgage insurer. The value of the real estate, including any proceeds from the private mortgage insurance, provides the Company with more than adequate collateral coverage in the event of default. As of December 31, 2006, such loans comprised approximately $136,331,000, or 66% of the total loan portfolio (including loans held-for-sale).

At December 31, 2006, 2005, and 2004, the Company had loans on which interest was not being accrued (nonaccrual or impaired loans) of approximately $4,414,000, $1,137,000, and $1,723,000, respectively, and the reduction in annual interest income associated with nonaccrual loans for 2006, 2005, and 2004, was approximately $596,000, $76,000, and $131,000, respectively. Average nonaccrual or impaired loans for 2006, 2005, and 2004 totaled approximately $4,943,000, $2,398,000, and $1,926,000, respectively, and $204,000 and $92,000 of interest was collected and recorded on these loans in 2006 and 2005, respectively. In 2004, the amount of interest collected on nonaccrual or impaired loans was not material.

At December 31, 2006 and 2005, the Company had loans totaling approximately $150,000 and $-0-, respectively, that were past due ninety days or over and still accruing. At December 31, 2006 and 2005, loans totaling $10.8 million, and $17.7 million, respectively, were classified as either special mention, substandard, or doubtful. At December 31, 2006 and 2005, the Company had allocated $1,562,000 and $1,607,000, respectively, of its allowance for loan losses as specific reserves against past due and nonperforming loans; however, the total allowance of $1,969,000 and $1,919,000, respectively, was available to cover probable losses in the entire loan portfolio.

At December 31, 2006, the Company had approximately $117.2 million of fixed rate loans and $88.9 million of variable rate loans outstanding, excluding deferred loan fees and loans held-for-sale.

In the ordinary course of business, the Company may grant loans to its officers, directors, and insiders (related party loans). Related party loans are made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. In the opinion of management, such loans (when made) are consistent with sound lending

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

practices and are within applicable regulatory lending limitations. A summary for the years ended December 31, 2006 and 2005, follows (dollars in thousands):

	2006	2005

Beginning of year balance	$309	$1,034
Additions	30	750
Payments	(43)	(1,475)

End of year balance	$296	$309

NOTE 5 — ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses for the years ended December 31, 2006, 2005, and 2004, follows (dollars in thousands):

	2006	2005	2004

Balance, beginning	$1,919	$756	$221
Loans charged off	(347)	(707)	(741)
Recoveries	7	557	99
Provision for loan losses	390	1,313	1,177

Balance ending	$1,969	$1,919	$756

NOTE 6 — ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at December 31, 2006 and 2005, consists of the following:

	2006	2005

Loans	$1,221	$1,293
Investment securities	93	93

Totals	$1,314	$1,386

NOTE 7 — PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2006 and 2005, (dollars in thousands):

	Estimated
	Useful Lives	2006	2005

Land and leasehold deposits		$845	$845
Building	30 years	2,707	2,707
Furniture, fixtures, and equipment	5-7 years	1,617	1,540
Automobile	3 years	129	145

Total		5,298	5,237
Less accumulated depreciation		(1,550)	(1,290)

Premises and equipment, net		$3,748	$3,947

Depreciation expense amounted to $325,000, $309,000, and $303,000 for 2006, 2005, and 2004, respectively.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases and Lease Commitments — Certain Company facilities and equipment are or have been leased under various operating leases. Rent expense was $37,000, $35,000, and $34,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

In 2006, 2005, and 2004, Mortgage Lion had one lease for a facility in Fitzgerald, Georgia, with its principal stockholder of the Company. The Fitzgerald, Georgia, location is leased on a month-to-month basis for $2,350 per month.

The Company also leases various computers, copiers, and other equipment with noncancelable leases ranging from 36 to 50 months, which are not material as to current lease amounts and future commitments.

NOTE 8 — OTHER REAL ESTATE OWNED

At December 31, 2006 and 2005, other real estate owned totaled:

	2006	2005

Foreclosured real estate	$1,394	$895
Other real estate owned for investments	182	187

Total	$1,576	$1,082

During 2006 and 2005, the Company sold foreclosed real estate with a carrying value of $364,000 and $438,000, respectively, and reported net gains of $25,000 and $62,000, respectively. Expenses of $73,000, $7,000, and $2,000 were recorded in 2006, 2005, and 2004, respectively, for foreclosed real estate. During 2006, the Company also sold real estate owned by MIII with a carrying value of $5,000, and reported a gain of $1,000.

NOTE 9 — PREPAID EXPENSES AND OTHER ASSETS

A summary of prepaid expenses and other assets at December 31, 2006 and 2005, follows (dollars in thousands):

	2006	2005

Purchased mortgage servicing rights	$190	$518
FHLMC sold loan servicing rights	245	327
Escrow advances	388	99
Sold loan servicing rights	17	35
Prepaid expenses and other	237	380
Investment in unconsolidated subsidiary(trust preferred securities)	93	93

Total	$1,170	$1,452

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 — DEPOSIT ACCOUNTS

A summary of deposit accounts and interest rates being paid on such accounts at December 31, 2006 and 2005, follows (dollars in thousands):

	Range of Interest	2006	2005

Noninterest bearing demand deposit accounts		$10,327	$11,260
NOW accounts	1.10% - 1.48%	3,023	3,670
Money market deposit accounts	1.72% - 5.00%	60,320	35,675
Savings accounts	0.99% - 2.00%	2,957	7,685
Certificates of deposit accounts	2.00% - 3.99%	22,957	94,122
Certificates of deposit accounts	4.00% - 5.99%	56,008	21,855

Total		$155,592	$174,267

The aggregate amount of deposits in denominations of $100,000 or more totaled $66,159,000 and $80,479,000 at December 31, 2006 and 2005, respectively. At December 31, 2006, one retirement account with a balance of $251,000 exceeded the recently increased FDIC insurance limit of $250,000 for retirement accounts.

At December 31, 2006, scheduled maturities of certificates of deposit follow (dollars in thousands):

Years Ending December 31,	Amount

2007	$49,743
2008	17,262
2009	3,760
2010	3,966
2011	4,234

Total	$78,965

Interest expense on deposits for the years ended December 31, 2006, 2005, and 2004, follows (dollars in thousands):

	2006	2005	2004

NOW accounts	$46	$61	$58
Money market deposit accounts	2,580	306	415
Passbook accounts	85	284	410
Certificate accounts	3,804	4,721	2,702

Total	$6,515	$5,372	$3,585

At December 31, 2006 and 2005, the aggregate balance of brokered certificates of deposit totaled $16,991,000 and $6,000,000, respectively. Interest paid in 2006, 2005, and 2004 on brokered deposits totaled $338,000, $268,000, and $330,000, respectively.

The aggregate balance of related party deposits totaled $2,314,000 and $1,198,000 at December 31, 2006 and 2005, respectively.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 — OTHER BORROWINGS

At December 31, 2006 and 2005, the Company’s short-term borrowings, long-term debt, and other borrowings consisted of the following (dollars in thousands):

			Weighted Average
	Amount		Interest Rate		Interest Expense
	2006	2005	2006	2005	2006	2005	2004

Short-term Borrowings:
Direct Rate Credit Program (FHLB)	$17,200	$—	5.49%	3.21%	$313	$32	$—
Fed Funds Purchased	—	—	5.66	3.09	3	1	—

	$17,200	$—	5.48	3.23	$316	$33	$—

Long-term Debt and Other Borrowings:
FHLB fixed-rate advances maturing:
April 16, 2014	$10,000	$10,000	3.33	3.33	$333	$333	$235
June 24, 2015	10,000	10,000	3.71	3.71	371	193	—
September 26, 2016	3,200	—	4.07	—	34	—	—

	23,200	20,000	3.54	3.46	738	526	235
FHLB variable-rate advances maturing:
September 26, 2008*	5,000	5,000	4.02	3.50	201	175	265

Total long-term FHLB advances	28,200	25,000	3.63	3.47	939	701	500
Junior subordinated debentures:
Relating to Trust Preferred Securities	3,093	3,093	7.23	5.90	224	182	5
Transfer of loans accounted for as other borrowings	2,955	—	6.75	—	98	—	—

Total long-term debt	$34,248	$28,093	4.15	3.79	$1,261	$883	$505

Total interest expense on Other Borrowings					$1,577	$916	$505

*	Rate varies with a floor of the 3-month LIBOR plus 73 basis points and a ceiling of 3.73% plus the 3-month LIBOR minus 5%.

Federal Home Loan Bank of Atlanta Advances.  At December 31, 2006, the Company had outstanding short-term and long-term advances from the FHLB totaling $45,400,000, which was secured by a blanket floating lien on capital stock of FHLB and loans secured by first mortgages with a carrying value of approximately $130.4 million. At December 31, 2006, the amounts available to advance from the FHLB totaled approximately $165,000.

FHLB Short-term Borrowings.  As of December 31, 2006 and 2005, the Bank had an additional advance of $17,200,000 and $-0-, respectively, from the Daily Rate Credit Program. The interest rate for this program is set daily and paid on a monthly basis. The weighted average outstanding balances for 2006 and 2005 were $5,716,000 and $996,000, respectively. This program allows the Bank maximum advances from all sources that are limited to 20% of Monticello’s total assets.

Other Short-term Borrowings.  The Company purchases federal funds for liquidity needs during the year. At December 31, 2006 and 2005, no federal fund purchases existed. The average federal funds purchased during 2006 and 2005, were $49,000 and $27,000, respectively.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Junior Subordinated Debentures.  On December 15, 2004, Monticello Bancshares, Inc. participated in a pooled offering of trust preferred securities. Monticello formed Monticello Statutory Trust II (the Trust), a wholly-owned statutory trust subsidiary for the purpose of issuing the trust preferred securities. The Trust used the proceeds from the issuance of $3,000,000 in trust preferred securities to acquire fixed/floating rate junior subordinated deferrable interest debentures of Monticello in the amount of $3,093,000. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend at a fixed rate of 4.60% equal to the interest rate on the debt securities, both payable quarterly for the first year. Beginning March 15, 2005, the quarterly rates vary based on the three month LIBOR plus 2.15%. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by Monticello or the Trust, at their respective option after five years, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required.

The Company has adopted FASB 46-R, which resulted in the assets and liabilities, as well as the related income and expenses of the Trust, being excluded from the Company’s consolidated financial statements. However, the junior subordinated debentures issued by the Company and purchased by the Trust remain on the Consolidated Statements of Financial Condition. In addition, the related interest expense continues to be included in the Consolidated Statements of Operations. For regulatory capital purposes, these trust preferred securities qualify as a component of Tier 1 Capital.

At December 31, 2006 and 2005, Monticello’s investment in the statutory trust of $93,000 has been included in Prepaid expenses and other assets in the Consolidated Statements of Financial Condition as an investment in an unconsolidated subsidiary. Dividends on trust preferred securities totaled $6,000 in 2006, $5,000 in 2005, and $-0- in 2004.

At December 31, 2006, the Company has reported loan participations totaling $2,955,000 as other borrowings. Under the terms of the participation agreement, the Company is obligated to repurchase the transferred assets before maturity. The average balances for 2006 totaled $1,451,000. Loan interest of $98,000 was reclassified to interest expense in 2006 for financial reporting purposes.

NOTE 12 — INCOME TAXES

The provision for income taxes is summarized as follows (dollars in thousands):

	2006	2005	2004

Current:
Federal	$39	$39	$39
State	64	42	15

Income tax provision	$103	$81	$54

A reconciliation of the income tax benefit computed at the federal statutory rate of 34% and the income tax provision (benefit) shown on the Consolidated Statements of Operations, follows (dollars in thousands):

	2006	2005	2004

Tax computed at statutory rate (none required for S corporation)	$—	$—	$—
Increase (decrease) resulting from:
Built-in gains tax (federal and state)	44	44	44
State income taxes	59	37	10

Income tax provision	$103	$81	$54

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 and 2005, the Company had no deferred income tax assets or liabilities as a result of its election to S Corporation status on July 1, 2003.

NOTE 13 — REGULATORY CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTIONS

Monticello is subject to various regulatory capital requirements administered by its primary federal regulator, OTS. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators, that if undertaken, could have a direct material impact on the Company and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, Monticello must meet specific capital guidelines involving quantitative measures of Monticello’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Monticello’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Monticello to maintain minimum amounts and ratios of: total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of December 31, 2006, management believes it met all of the capital adequacy requirements to which Monticello is subject.

As of December 31, 2006, the most recent notification from the OTS, Monticello was categorized as adequately-capitalized under the regulatory framework for prompt corrective action. To remain adequately-capitalized, Monticello will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed Monticello’s prompt corrective action category.

			For Capital
			Adequacy Purposes
			and to be
			Adequately-Capitalized
			Under the
			Prompt Corrective
	Actual		Action Provisions
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2006:
Total Risk-Based Capital
(To Risk-Weighted Assets)	$24,809	14.91%	$13,307	8.00%
Tier 1 Capital (To Risk-Weighted Assets)	$22,755	13.68%	$6,654	4.00%
Tier 1 Capital (To Adjusted Total Assets)	$22,755	9.99%	$9,109	4.00%
Tangible Capital (To Adjusted Total Assets)	$22,755	9.99%	$3,416	1.50%
As of December 31, 2005:
Total Risk-Based Capital
(To Risk-Weighted Assets)	$25,023	16.28%	$12,293	8.00%
Tier 1 Capital (To Risk-Weighted Assets)	$23,097	15.03%	$6,147	4.00%
Tier 1 Capital (To Adjusted Total Assets)	$23,097	10.21%	$9,051	4.00%
Tangible Capital (To Adjusted Total Assets)	$23,097	10.21%	$3,394	1.50%

The ability of the Holding Company to pay dividends to its stockholders depends primarily on dividends received by the Holding Company from its subsidiary, Monticello. Monticello may not declare or pay a cash

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dividend on or repurchase any of its capital stock if the effect thereof would cause the stockholder’s equity of Monticello to be reduced below the amount required for the regulatory capital requirement, without prior approval of the OTS. Also, Monticello is required to obtain prior approval to pay any dividends pursuant to matters discussed in Note 20.

NOTE 14 — STOCKHOLDERS’ EQUITY

During 2006, 2005, and 2004, the Company declared cash dividends to stockholders in amounts to cover the stockholders’ estimated federal income tax liability of the pass-through income of the Company (see Note 1, Income Taxes). The dividends for 2006, 2005, and 2004 totaled $2,624,000, $2,907,000, and $850,000, respectively.

Retained earnings at December 31, 2006 and 2005, and changes for the years then ended, for income tax purposes, are summarized as follows (dollars in thousands):

			Accumulated
	Accumulated	Other	Earnings	Total
	Adjustments	Adjustments	and Profits -	Retained
	Account	Account	Timing Differences	Earnings

Balance, December 31, 2004	$4,223	$211	$—	$4,434
Income taxed to stockholders	3,666	248	(961)	2,953
Nondeductible expenses	(65)	—	—	(65)
Less distributions	(2,907)	—	—	(2,907)

Balance, December 31, 2005	4,917	459	(961)	4,415

Income taxed to stockholders	2,237	328	(384)	2,181
Nondeductible expenses	(29)	—	—	(29)
Less distributions	(2,624)	—	—	(2,624)

Balance, December 31, 2006	$4,501	$787	$(1,345)	$3,943

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Credit-Related Financial Instruments.  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters-of-credit. These instruments involve, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the consolidated statements of financial condition.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters-of-credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Company upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unfunded commitments under commercial lines-of-credit and other revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines-of-credit may not be fully collateralized but generally contain a specified maturity date. Certain conditions may exist that would prevent the customer from drawing upon the total amount to which the Company is committed.

Standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters-of-credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

A summary of contractual commitments at December 31, 2006, follows (dollars in thousands):

	Variable	Fixed
	Rate	Rate	Total

Commitments to originate loans
Undisbursed portion of mortgage construction loans	$9,256	$—	$9,256
1-4 family residential dwelling	613	10,541	11,154
Other lines-of-credit	1,765	—	1,765

	$11,634	$10,541	22,175

Financial standby letters-of-credit			70

Total contractual commitments			$22,245

Substantially all of the fixed-rate commitments have remaining commitment periods of less than one year at December 31, 2006.

Repurchase Commitments.  The Company has entered into loan sale agreements with investors in the normal course of business that include representations and warranties customary to the mortgage banking industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold or to reimburse investors for losses incurred. In 2006, the Bank received five repurchase requests from its investors totaling $794,000.

At December 31, 2006, the amount of contingent repurchase obligations for early payment defaults based on a maximum of 120 days was estimated by management at approximately $55.3 million. Management mitigates its exposure to repurchase commitments by seeking modifications to existing agreements. Typically, investors will grant such modifications to limit the Company’s exposure to certain repurchase clauses in consideration for a fee. Subsequent to December 31, 2006, the Company requested and received (pending final execution) a modification from one investor that will clarify and limit the early payment default liability. The Company’s estimate of its contingent repurchase obligations for early payment defaults may be higher for this investor without this modification. In the opinion of management, the potential exposure related to the Company’s loan sale agreements is adequately provided for in the valuation allowance for derivative loan commitments associated with transfers of loans held-for-sale.

Collateral Requirements.  To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment, and real estate.

If the counterparty does not have the right and ability to redeem the collateral or the Company is permitted to sell or repledge the collateral on short notice, the Company records the collateral in its statement of financial condition at fair value with a corresponding obligation to return it.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation.  The Company may periodically be a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Company’s operations. Management, after consultation with legal counsel, does not believe that there are any pending or threatened proceedings against the Company that, if determined adversely, would have a material effect on the Company’s consolidated financial position.

Other.  At December 31, 2006, Monticello had an unused line of credit from a correspondent bank for the purchase of overnight federal funds totaling $2.0 million.

NOTE 16 — BENEFIT PLAN

The Company has established a 401(k) Profit Sharing Plan. Substantially all employees are covered by this plan. The Company’s plan allows each employee to defer from 1% to no more than 15% of the participant’s salary with partially matching Company contributions. The maximum the Company will match is 25% of the first 6% of the participant’s compensation. Contributions to the plan for the years ended December 31, 2006, 2005, and 2004, totaled $18,000, $24,000, and $20,000, respectively.

NOTE 17 — CONCENTRATIONS OF CREDIT

Substantially all of the Company’s loans, commitments, and commercial and standby letters-of-credit have been granted to customers in the Company’s market area, which include the southeastern United States, principally Florida, Georgia, North Carolina, and South Carolina. The concentrations of credit by type of loan are set forth in Notes 3 and 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters-of-credit were granted to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

NOTE 18 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments for which it is practicable to estimate that value:

Cash and Short-term Investments — For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities — For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Federal Home Loan Bank Stock — Fair value of the Company’s investment in Federal Home Loan Bank stock is its cost.

Loans Receivable — For loans subject to repricing and loans intended for sale within six months, fair value is estimated at the carrying amount plus accrued interest. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposit Liabilities — The fair value of demand deposits, savings accounts, certain money market deposits, and customer repurchase agreements, if any, is the amount payable on demand at the reporting date. The fair value of long-term fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Borrowings — For short-term debt, including accounts and demand notes payable, the carrying amount is a reasonable estimate of fair value. The fair value of customer repurchase agreements is the amount payable on demand at the reporting date. The fair value of long-term debt is estimated by discounting the future cash flows using the current rates at which similar debt would be issued by debtors with similar credit ratings and for the same remaining maturities.

Off-Balance Sheet Instruments — Fair values for off-balance-sheet lending commitments are based on rates currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005, follow (dollars in thousands):

	Carrying	Fair
	Amount	Value

December 31, 2006
Financial Assets
Cash and deposits in other banks	$5,288	$5,288
Investment securities	8,067	8,064
FHLB stock	2,496	2,496
Loans, including deferred loan fees	206,624	205,557

Total assets valued	$222,475	$221,405

Financial Liabilities
Deposits	$155,592	$155,161
Other borrowings	51,448	52,072

Total liabilities valued	$207,040	$207,233

December 31, 2005
Financial Assets
Cash and deposits in other banks	$12,231	$12,231
Investment securities	8,081	8,108
FHLB stock	1,652	1,652
Loans, including deferred loan fees	196,307	194,752

Total assets valued	$218,271	$216,743

Financial Liabilities
Deposits	$174,267	$176,524
Other borrowings	28,093	28,851

Total liabilities valued	$202,360	$205,375

While these estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, had the Company disposed of such items at December 31, 2006, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2006, should not necessarily be considered to apply at subsequent dates.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 19 — QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates. The Company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The Company has little or no risk related to trading accounts, commodities, or foreign exchange. Management actively monitors and manages interest rate risk exposure. The primary objective in managing interest rate risk is to limit, within established guidelines, the adverse impact of changes in interest rates on the Company’s net interest income and capital, while adjusting the Company’s asset-liability structure to obtain the maximum yield-cost spread on that structure. Management relies primarily on the asset-liability structure to control interest rate risk. However, a sudden and substantial change in interest rates could adversely impact the Company’s earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

The Company does not engage in trading or hedging activities and does not invest in interest-rate derivatives or enter into interest rate swaps except as described in the following hedging strategy.

Hedging Strategy — During 2005, the Company began hedging the locks for its conforming 15- and 30-year fixed rate and other mortgage commitments under a participation agreement whereby the Company participates in a cooperative that provides secondary marketing services including lock and pipeline management, hedging strategies, loan sales, and other related services. At December 31, 2006 and 2005, the Company had participations in open hedge positions of $23.2 million and $34.3 million, respectively, in 15- and 30-year mortgage-backed securities for gross loans of $22.6 million and $41.3 million, respectively, with a net credit exposure of $49,000 and $125,000, respectively. Of the $354.6 million credit limit under this participation agreement at December 31, 2006, $331.4 million was available for hedging loans. At December 31, 2006, the estimated market value change of the hedge ranges from negative $177,000 at the rate floor to a positive $261,000 at the rate cap. The estimated market value change of loans (pull-through adjusted) ranges from positive $181,000 at the rate floor to a negative $260,000 at the rate cap.

At December 31, 2006, 2005, and 2004, management had recorded a valuation allowance for derivative loan commitments associated with transfers of loans held-for-sale in the amount of $424,000, $382,000, and $213,000, respectively, that, in management’s opinion, would be available to absorb losses from other risks including interest rate risks. In management’s opinion, there have been no significant changes in the Company’s market risk exposure since December 31, 2006.

NOTE 20 — REGULATORY ACTION

Without admitting or denying findings of fact, Monticello Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist for Affirmative Action (C&D Order) on January 19, 2006. The C&D Order addressed stipulated instances of unsafe and unsound banking practices and stipulated violations of various banking laws and regulations. Among the stipulated violations and deficiencies cited were:

•	Interagency real estate lending standards, limitations on loans to one borrower, appraisal standards, and transactions with affiliates;

•	Lending practices related to the oversight of the construction loan portfolio (including speculative and construction permanent loans), which included failure to establish adequate diversification limits, builder/contractor construction loan limits, and builder/construction completion requirements; and

•	Policies and procedures to ensure compliance with applicable laws and regulations and OTS guidance in light of the significant growth, particularly in higher risk assets.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the terms of the C&D Order, Monticello Bank consented to the following actions within the timetables stated in the C&D Order:

•	Cease and desist from violations of the interagency real estate lending standards, limitations on loans to one borrower, appraisal standards, and transactions with affiliates;

•	Modify its loan policies to include a loan concentration and asset diversification policy;

•	Review and revise the loan administration practices and procedures to ensure that all modifications or extensions of existing loans are in writing;

•	Adopt and provide to the OTS a written plan to reduce its exposure to one specified borrower;

•	Adopt and receive OTS approval of a business plan for the years 2006, 2007, and 2008 that also provides for quarterly reporting of variances to the business plan;

•	Conduct quarterly reviews of the sufficiency of the allowance for loan losses; and

•	Other actions to strengthen corporate governance and compliance.

While management’s real estate lending activities have been profitable, the recent Florida hurricanes severely impacted building activities in some of the markets in which the Company operates. The rebuilding activities in these storm-ravaged areas delayed the construction of new homes beyond the time frames normally experienced in the industry and, in some cases, contributed to the increased volume of builder/contractor construction loans. As of December 31, 2006, the exposure to builder/contractor construction loans (including undisbursed funds) totaled approximately $18.2 million as compared with $27.5 million as of December 31, 2005.

At June 30, 2005, the OTS reported one builder/contractor relationship that accounted for disbursed balances totaling $6.8 million, which represented 28.94% of core capital plus the allowance for loan losses (ALLL). The gross commitments (including loans-in-process) were $20.1 million, or 85.53% of core capital plus ALLL at June 30, 2005. At December 31, 2006, the total commitment was $4.0 million, or 17.58%, of core capital plus ALLL, with disbursed balances of $1.9 million.

In management’s opinion, Monticello Bank has complied with the terms of the C&D Order pending OTS verification and/or OTS approval of written responses. At December 31, 2006, the OTS acknowledged the Bank’s compliance with all but one of the requirements of the C&D Order. While the Bank has submitted a three-year business plan to the OTS, the final approval from the OTS has not been received (see Note 21).

NOTE 21 — SUBSEQUENT EVENT

On February 28, 2007, CapitalSouth Bancorp (CapitalSouth) and the Company entered into an Agreement and Plan of Merger, dated as of February 28, 2007, and joined in by the majority shareholder of the Company (the Merger Agreement), pursuant to which, among other things, the Company agreed to merge with and into CapitalSouth (the Merger).

Subject to the terms and conditions of the Merger Agreement, the Company shareholders will receive 1,047,619 shares of CapitalSouth common stock, $14 million in cash and $8 million in debt in exchange for all of the Company’s outstanding common stock.

The Merger Agreement contains customary representations, warranties, and covenants of CapitalSouth and the Company, including, among others, a covenant by the Company to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and consummation of the Merger and to maintain and preserve its business organization and relationships during such period. The Boards of Directors of CapitalSouth and the Company have unanimously approved the Merger and both companies have agreed to submit the Merger to their respective shareholders for the requisite approval. The

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has also agreed not to (1) solicit proposals relating to alternative business combination transactions or (2) subject to certain exceptions, enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (1) receipt of the necessary approvals of the holders of the Company common stock and of the holders of CapitalSouth common stock, (2) receipt of regulatory approvals, and (3) absence of any law or order prohibiting the closing. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including (1) subject to certain exceptions and an overall material adverse effect standard, the accuracy of the representations and warranties of the other party, (2) material compliance of the other party with its covenants, and (3) the delivery of customary opinions from counsel to the Company and counsel to CapitalSouth.

The Merger Agreement contains certain termination rights for both CapitalSouth and the Company and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay CapitalSouth a termination fee of $1,500,000.

In connection with the execution of the Merger Agreement, CapitalSouth and certain officers of the Company and its subsidiaries agreed to enter into an employment and non-competition agreement with terms ranging between 18 and 24 months commencing upon completion of the Merger. The agreement will supersede any existing agreements with the Company.

In connection with the execution of the Merger Agreement, certain shareholders of the Company each entered into a separate lock-up agreement with CapitalSouth, whereby those shareholders agreed to vote certain of their shares of common stock of the Company in favor of the Merger. The lock-up agreement contains non-solicitation and non-competition restrictions for two years commencing upon completion of the Merger.

Additional information may be found in the Current Report dated February 28, 2007, filed by CapitalSouth on March 5, 2007, with the Securities Exchange Commission on Form 8-K.

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 22 — CONSOLIDATING FINANCIAL STATEMENTS FOR 2006, 2005, AND 2004

	Consolidating Statements of Financial Condition as of December 31, 2006 and 2005
	2006					2005
			Holding					Holding
	Monticello	MIII	Company	Eliminations	Consolidated	Monticello	MIII	Company	Eliminations	Consolidated
	(Dollars in thousands)

ASSETS
Cash and due from banks	$913	$109	$23	$(132)	$913	$1,018	$114	$143	$(257)	$1,018
Interest-earning deposits in FHLB	4,375	—	—	—	4,375	11,213	—	—	—	11,213

Cash and cash equivalents	5,288	109	23	(132)	5,288	12,231	114	143	(257)	12,231
Investment securities held-to-maturity	8,067	—	—	—	8,067	8,081	—	—	—	8,081
Loans held-for-sale, net	11,358	—	—	—	11,358	41,915	—	—	—	41,915
Loans held-for-investment, net	192,983	—	—	(110)	192,873	152,201	—	—	(110)	152,091
Accrued interest receivable	1,316	—	—	(2)	1,314	1,386	—	—	—	1,386
Premises and equipment, net	3,748	—	—	—	3,748	3,947	—	—	—	3,947
Other real estate owned	1,394	182	—	—	1,576	895	187	—	—	1,082
FHLB stock	2,496	—	—	—	2,496	1,652	—	—	—	1,652
Goodwill	112	—	—	—	112	112	—	—	—	112
Investments in and advances to subsidiaries	—	—	23,046	(23,046)	—	—	—	23,399	(23,399)	—
Prepaid expenses and other assets	1,061	—	109	—	1,170	1,335	—	117	—	1,452

Total	$227,823	$291	$23,178	$(23,290)	$228,002	$223,755	$301	$23,659	$(23,766)	$223,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand deposits	$10,459	$—	$—	$(132)	$10,327	$11,517	$—	$—	$(257)	$11,260
Interest-bearing deposits	145,265	—	—	—	145,265	163,007	—	—	—	163,007

Total deposits	155,724	—	—	(132)	155,592	174,524	—	—	(257)	174,267
Short-term borrowings	17,200	—	—	—	17,200	—	—	—	—	—
Long-term debt and other borrowings	31,155	110	3,093	(110)	34,248	25,000	110	3,093	(110)	28,093
Accrued interest payable	222	—	—	—	222	165	—	9	—	174
Advances from borrowers for taxes and insurance	355	—	—	—	355	253	—	—	—	253
Other liabilities and accrued expenses	300	2	—	(2)	300	605	—	—	—	605

Total liabilities	204,956	112	3,093	(244)	207,917	200,547	110	3,102	(367)	203,392

Stockholders’ equity:
Common stock	10	—	3	(10)	3	10	—	3	(10)	3
Additional paid-in capital	17,031	152	16,139	(17,183)	16,139	17,031	152	16,139	(17,183)	16,139
Retained earnings	5,826	27	3,943	(5,853)	3,943	6,167	39	4,415	(6,206)	4,415

Total stockholders’ equity	22,867	179	20,085	(23,046)	20,085	23,208	191	20,557	(23,399)	20,557

Total	$227,823	$291	$23,178	$(23,290)	$228,002	$223,755	$301	$23,659	$(23,766)	$223,949

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidating Statements of Operations for the Years Ended December 31, 2006, 2005, and 2004
	2006					2005					2004
			Holding					Holding				Holding
	Monticello	MIII	Company	Eliminations	Consolidated	Monticello	MIII	Company	Eliminations	Consolidated	Monticello	Company	Eliminations	Consolidated
	(Dollars in thousands)

Interest and dividend income:
Loans, including fees	$14,825	$—	$—	$(7)	$14,818	$13,544	$—	$—	$(11)	$13,533	$9,998	$—	$—	$9,998
Investment securities	321	—	—	—	321	280	—	—	—	280	243	—	—	243
Dividend income	115	—	6	—	121	53	—	5	—	58	41	—	—	41
Other	373	—	—	—	373	267	—	—	—	267	27	—	—	27

Total interest and dividend income	15,634	—	6	(7)	15,633	14,144	—	5	(11)	14,138	10,309	—	—	10,309

Interest expense:
Deposits	6,515	—	—	—	6,515	5,372	—	—	—	5,372	3,585	—	—	3,585
Short-term borrowings	316	—	—	—	316	33	—	—	—	33	—	—	—	—
Long-term debt and other borrowings	1,037	7	224	(7)	1,261	701	11	182	(11)	883	505	—	—	505

Total interest expense	7,868	7	224	(7)	8,092	6,106	11	182	(11)	6,288	4,090	—	—	4,090

Net interest income	7,766	(7)	(218)	—	7,541	8,038	(11)	(177)	—	7,850	6,219	—	—	6,219
Provision for losses on loans held-for-investment	390	—	—	—	390	1,313	—	—	—	1,313	1,177	—	—	1,177

Net income after provision for losses on loans	7,376	(7)	(218)	—	7,151	6,725	(11)	(177)	—	6,537	5,042	—	—	5,042

Noninterest income:
Net gains from sale of loans, net of provisions for derivative loan commitments	815	—	—	—	815	2,070	—	—	—	2,070	2,492	—	—	2,492
Miscellaneous fees and service charges	1,603	—	—	—	1,603	1,731	—	—	—	1,731	3,087	—	—	3,087
Loan servicing fees, net	226	—	—	—	226	190	—	—	—	190	101	—	—	101
Net gains on sales of other real estate owned	25	1	—	—	26	—	62	—	—	62	—	—	—	—
Other	13	—	—	—	13	10	—	—	—	10	124	—	—	124
Equity in net income of subsidiaries	—	—	2,482	(2,482)	—	—	—	3,112	(3,112)	—	—	4,310	(4,310)	—

Total noninterest income	2,682	1	2,482	(2,482)	2,683	4,001	62	3,112	(3,112)	4,063	5,804	4,310	(4,310)	5,804

Noninterest expense:
Salaries and employee benefits	4,394	—	—	—	4,394	4,531	—	—	—	4,531	3,900	—	—	3,900
Occupancy and equipment	1,081	6	—	—	1,087	938	7	—	—	945	924	—	—	924
Marketing, professional, and legal fees	407	—	—	—	407	311	—	3	—	314	188	—	—	188
Loan underwriting and preparation fees	304	—	—	—	304	393	—	—	—	393	393	—	—	393
Loan servicing fees	204	—	—	—	204	209	—	—	—	209	128	—	—	128
Telephone	181	—	—	—	181	186	—	—	—	186	167	—	—	167
Regulatory fees and insurance premiums	172	—	13	—	185	170	—	5	—	175	119	—	—	119
Other operating expenses	805	—	12	—	817	859	3	16	—	878	663	—	—	663

Total noninterest expenses	7,548	6	25	—	7,579	7,597	10	24	—	7,631	6,482	—	—	6,482

Income before income taxes	2,510	(12)	2,239	(2,482)	2,255	3,129	41	2,911	(3,112)	2,969	4,364	4,310	(4,310)	4,364
Provision for income taxes	16	—	87	—	103	56	2	23	—	81	54	—	—	54

Net income	$2,494	$(12)	$2,152	$(2,482)	$2,152	$3,073	$39	$2,888	$(3,112)	$2,888	$4,310	$4,310	$(4,310)	$4,310

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Consolidating Statements of Cash Flows for the Years Ended December 31, 2006, 2005, and 2004
	2006					2005					2004
			Holding					Holding				Holding
	Monticello	MIII	Company	Eliminations	Consolidated	Monticello	MIII	Company	Eliminations	Consolidated	Monticello	Company	Eliminations	Consolidated
	(Dollars in thousands)

OPERATING ACTIVITIES
Net income	$2,494	$(12)	$2,152	$(2,482)	$2,152	$3,073	$39	$2,888	$(3,112)	$2,888	$4,310	$—	$—	$4,310
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	325	—	—	—	325	309	—	—	—	309	303	—	—	303
Amortization of deferred loan (fees) costs, net	46	—	—	—	46	134	—	—	—	134	(41)	—	—	(41)
Provision for losses on loans and valuation allowance	459	—	—	—	459	1,411	—	—	—	1,411	1,177	—	—	1,177
Net premium amortization and discount accretion	14	—	—	—	14	38	—	—	—	38	24	—	—	24
Net gains on sales of other real estate owned	(25)	(1)	—	—	(26)	—	(62)	—	—	(62)	—	—	—	—
Net gains from sale of loans	(815)	—	—	—	(815)	(2,070)	—	—	—	(2,070)	(2,492)	—	—	(2,492)
Proceeds from sale of loans held-for-sale and participations	212,120	—	—	—	212,120	237,510	—	—	—	237,510	208,347	—	—	208,347
Originations of loans held-for-sale	(180,817)	—	—	—	(180,817)	(265,033)	—	—	—	(265,033)	(192,125)	—	—	(192,125)
Income from consolidated subsidiaries	—	—	(2,482)	2,482	—	—	—	(3,112)	3,112	—	—	(4,310)	4,310	—
Changes in operating assets and liabilities:
Accrued interest receivable	72	—	—	—	72	(205)	—	—	—	(205)	(599)	—	—	(599)
Accrued interest payable	48	—	—	—	48	123	—	—	—	123	70	—	—	70
Prepaid expenses and other assets	274	—	8	—	282	145	—	—	—	145	(998)	(10)	—	(1,008)
Other liabilities and accrued expense	(298)	2	(9)	—	(305)	(1,326)	4	5	—	(1,317)	1,371	(10)	—	1,361

Net cash provided (used) by operating activities	33,897	(11)	(331)	—	33,555	(25,891)	(19)	(219)	—	(26,129)	19,347	(4,330)	4,310	19,327

INVESTING ACTIVITIES
Net (increase) decrease in loans held-for-investment	(39,126)	—	—	—	(39,126)	25,361	—	—	110	25,471	(91,667)	—	—	(91,667)
Purchase of investment securities	—	—	—	—	—	—	—	—	—	—	(8,130)	—	—	(8,130)
Purchase of premises and equipment, net	(126)	—	—	—	(126)	(270)	—	—	—	(270)	(162)	—	—	(162)
Purchase of FHLB stock	(844)	—	—	—	(844)	(680)	—	—	—	(680)	(456)	—	—	(456)
Purchase of other real estate owned	—	—	—	—	—	443	(443)	—	—	—	(443)	—	—	(443)
Proceeds from sales of other real estate owned	389	6	—	—	395	182	314	—	—	496	59	—	—	59
Investments in consolidated subsidiaries, net	—	—	2,835	(2,835)	—	—	—	(2,975)	2,975	—	—	(1,430)	1,430	—

Net cash provided (used) by investing activities	(39,707)	6	2,835	(2,835)	(39,701)	25,036	(129)	(2,975)	3,085	25,017	(100,799)	(1,430)	1,430	(100,799)

FINANCING ACTIVITIES
Net increase (decrease) in total deposits	(18,800)	—	—	125	(18,675)	(1,990)	—	—	—	(1,990)	56,336	—	(1,550)	54,786
Net increase (decrease) in advance payments by borrowers	102	—	—	—	102	191	—	—	—	191	(129)	—	—	(129)
Net increase in short-term borrowings	17,200	—	—	—	17,200	—	—	—	—	—	—	—	—	—
Net increase in long-term debt and other borrowings	3,200	—	—	—	3,200	10,000	110	—	(110)	10,000	10,000	3,000	—	13,000
Proceeds from issuance of stock	—	—	—	—	—	—	—	4,694	—	4,694	1,430	—	(1,430)	—
Retirement of stock	—	—	—	—	—	—	—	—	—	—	(47)	—	—	(47)
Capital contributions to consolidated subsidiaries	—	—	—	—	—	4,210	152	—	(4,362)	—	—	—	—	—
Dividends paid	(2,835)	—	(2,624)	2,835	(2,624)	(2,680)	—	(2,907)	2,680	(2,907)	(850)	—	—	(850)

Net cash provided (used) by financing activities	(1,133)	—	(2,624)	2,960	(797)	9,731	262	1,787	(1,792)	9,988	66,740	3,000	(2,980)	66,760

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(6,943)	(5)	(120)	125	(6,943)	8,876	114	(1,407)	1,293	8,876	(14,712)	(2,760)	2,760	(14,712)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	12,231	114	143	(257)	12,231	3,355	—	1,550	(1,550)	3,355	18,067	—	—	18,067

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,288	$109	$23	$(132)	$5,288	$12,231	$114	$143	$(257)	$12,231	$3,355	$(2,760)	$2,760	$3,355

MONTICELLO BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 23 — QUARTERLY SUMMARIZED FINANCIAL INFORMATION (UNAUDITED)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2006	2006	2006	2006
	(Dollars in thousands, except per share data)

Interest and dividend income	$4,329	$4,116	$3,604	$3,584
Interest expense	1,778	2,023	1,985	2,306

Net interest income	2,551	2,093	1,619	1,278
Provision for losses on loans held-for-investment	264	—	126	—

Net income after provision for losses on loans	2,287	2,093	1,493	1,278
Noninterest income	132	785	792	974
Noninterest expense	1,936	1,821	1,979	1,843

Income before income taxes	483	1,057	306	409
Provision for income taxes	4	33	33	33

Net income	$479	$1,024	$273	$376

Basic and fully diluted net income per share	$166.32	$355.56	$94.79	$130.45
Basic and fully diluted shares outstanding	2,880	2,880	2,880	2,880

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	2005	2005	2005	2005
	(Dollars in thousands, except per share data)

Interest and dividend income	$3,255	$3,571	$3,634	$3,678
Interest expense	1,382	1,483	1,688	1,735

Net interest income	1,873	2,088	1,946	1,943
Provision for losses on loans held-for-investment	276	610	167	260

Net income after provision for losses on loans	1,597	1,478	1,779	1,683
Noninterest income	980	1,134	1,025	924
Noninterest expense	1,756	1,936	1,952	1,987

Income before income taxes	821	676	852	620
Provision for income taxes	20	20	20	21

Net income	$801	$656	$832	$599

Basic and fully diluted net income per share	$303.59	$227.78	$288.89	$207.99
Basic and fully diluted shares outstanding	2,638	2,880	2,880	2,880